EXHIBIT 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY HIRES LISA D. ANDERSON AS SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER
Pittsburgh, Pennsylvania, July 11, 2006 - Linn Energy, LLC (Nasdaq: LINE) today announced the appointment of Lisa D. Anderson as Senior Vice President and Chief Accounting Officer. Ms. Anderson’s career spans over 20 years of financial accounting and consulting experience and includes previous leadership positions with international risk consulting firms and as an audit partner with a major international accounting firm, where she specialized in the natural gas and oil industry. Most recently, she was the Managing Director leading Financial Reporting Risk Services for Protiviti and had been engaged in this capacity to provide Linn Energy with accounting-related consulting services. In her new role with Linn Energy, she will oversee all of the Company’s accounting, financial reporting and internal control functions.
“Lisa brings considerable industry and technical knowledge from her extensive experience with SEC reporting, internal audit, Sarbanes-Oxley Act compliance and corporate accounting,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy. “She helped guide us through our recent restatement process and will play an instrumental role in our accounting for acquisitions, as well as our financial reporting and compliance procedures. We are very pleased to add Lisa to our senior management team.”
Ms. Anderson is a Certified Public Accountant and a Certified Internal Auditor and holds a Bachelor of Science degree from St. Louis University. She is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and the Institute of Internal Auditors. In addition, she has served on the Presidential Advisory and the Educational Curriculum Committees of the Texas Society of Certified Public Accountants and has published articles related to financial reporting trends and value-added internal auditing.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479